The Mexico Equity and Income Fund, Inc.

                 Form N-SAR Report for the Period Ended 7/31/03


                                  Item 77-C (1)

Results of Annual Stockholders Meeting

The Fund's Annual Stockholders meeting was held on February 14, 2003, at 405 Park Avenue, New York, New York 10022. As of December 30, 2002, the record date, outstanding shares of common stock ("shares") of the Fund were 2,473,504. Holders of 2,136,673 shares of the Fund were present at the meeting either in person or by proxy. These holders, as being holders of a majority of the outstanding shares of the Fund, constituted a quorum. The stockholders voted on four proposals.

The stockholders elected three Directors to the Board of Directors, approved a new Investment Advisory agreement between Clemente Capital, Inc. and the Fund, and approved the creation and registration of put warrants, which are designed to afford stockholders an opportunity to realize net asset value for their shares. The stockholders also ratified the selection of Tait, Weller & Baker as the Fund's independent auditor for the fiscal year ending July 31, 2003.

The following table provides information concerning the matters voted on at the meeting:

I.   Election of Directors

         Nominee                           For                         Withheld
         -------                           ---                         --------
         Glenn Goodstein                 2,015,470                     121,203
         Phillip Goldstein               2,016,023                     120,650
         Leopoldo M. Clemente, Jr.       2,019,996                     116,677


II. Approval of the new Investment Advisory Agreement between Clemente Capital, Inc. and the Fund

Votes For  Votes Against  Votes Abstained  Broker Non-Votes
---------  -------------  ---------------  ----------------
1,993,353      96,489            46,831           2

III. Adoption of a proposal to approve the creation, issuance and registration of put warrants, which are designed to afford stockholders the opportunity to realize net asset value for their shares

Votes For  Votes Against  Votes Abstained  Broker Non-Votes
---------  -------------  ---------------  ----------------
  724,401       169,275          79,677          1,163,322

IV. Ratification of the selection of Tait, Weller, & Baker as the Fund's independent auditor

Votes For  Votes Against  Votes Abstained  Broker Non-Votes
---------  -------------  ---------------  ----------------
2,033,955     59,381          43,339              0